Exhibit 99.1

AMCORE FINANCIAL, INC. NAMES
DONALD H. WILSON PRESIDENT AND COO

The Board of Directors of AMCORE Financial, Inc. has announced that Donald H. Wilson has been appointed President and Chief Operating Officer. Mr.Wilson had previously held the position of Chief Financial Officer of the Company since early 2006.

“I could not be more pleased to have the Board formally recognize the fine job that Don has done for our Company,” said Ken Edge, AMCORE Chairman and Chief Executive Officer, who also held the additional title of President until Mr. Wilson’s appointment.“Don Wilson has proven himself to be extremely capable in his role as Chief Financial Officer and has successfully managed several product line endeavors during the past year. I look forward to our continued working relationship in his new role.”

Mr. Wilson graduated with a bachelor’s degree in business administration from the University of Iowa and a master’s degree in business administration from the University of Chicago. He began his career with the Federal Reserve Bank of Chicago and has held various positions with ABN-AMRO North America (LaSalle National Bank) in Chicago and with Marshall and Ilsley Corporation (M&I Bank) in Milwaukee, Wisconsin.

A search will begin immediately for Mr. Wilson’s successor as Chief Financial Officer. In the interim, Mr. Wilson also will continue in his role as CFO.

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.3 billion with 78 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, private banking, financial planning, investment management, insurance and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol AMFI. Further information about AMCORE Financial, Inc. can be found at the Company’s website at www.AMCORE.com.

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